CONTACT: Roni Imbeaux Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com COUSINS PROPERTIES ANNOUNCES 328,000 SQUARE FOOT LEASE FOR NEW APACHE CORPORATION HEADQUARTERS AT BRIARLAKE PLAZA IN HOUSTON ATLANTA (December 1, 2022) — Cousins Properties (NYSE: CUZ) announced today that it has executed an early lease renewal and expansion with Apache Corporation for a total of 328,000 square feet at its Briarlake Plaza property in Houston. Apache will relocate its global headquarters to the property, where it currently leases 210,000 square feet that was set to expire in late 2024. The new lease will expire in 2038. Apache is expected to occupy its expansion space by early 2024. Cousins acquired Briarlake Plaza in the Westchase submarket of Houston through the acquisition of TIER REIT Inc. in 2019. The two building property is well located within the Memorial Corridor with on-site dining amenities, fitness and conferences centers, and access to unique outdoor spaces. “We are excited to move our corporate headquarters to Briarlake Plaza,” said Mark Maddox, Apache Corporation’s SVP of Administration. “The customized space we will build out at Briarlake will facilitate employee connection, reduce drive times for the majority of our employees, and enhance the employee workplace experience. Once complete, the new Apache office will feature a variety of collaboration spaces, state-of-the-art technology, and numerous employee amenities." “We are pleased to welcome Apache Corporation, a Fortune 500 oil and gas exploration and production company, to Briarlake Plaza,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “This corporate headquarters relocation highlights the importance of premier workplaces in fostering employee collaboration and enhancing company culture.” About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com. News Release